EXHIBIT 107.1

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Huron Consulting Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share, reserved for issuance under the Omnibus Plan (as defined below)	Rule 457(a)	1,500,000	(1)	$143.90	$215,850,000	0.00015310	$33,046.64
Equity	Common Stock, par value $0.01 per share, reserved for issuance under the SOPP Plan (as defined below)	Rule 457(a)	175,000	(2)	$143.90	$25,182,500	0.00015310	$3,855.44
Total Offering Amounts						$241,032,500		$36,902.08
Total Fee Offsets								$—
Net Fee Due								$36,902.08
(1)Huron Consulting Group Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register an aggregate of 1,500,000 shares of its common stock, par value $0.01 per share (“Common Stock”), which may be issued pursuant to the Huron Consulting Group Inc. Amended and Restated 2012 Omnibus Incentive Plan, (the “Omnibus Plan”), consisting of (i) 900,000 shares of Common Stock reserved for issuance pursuant to the terms of the Omnibus Plan and (ii) 600,000 shares of Common Stock that may become available for issuance pursuant to the share counting and share recycling provisions of the Omnibus Plan, including upon the expiration, cancellation, forfeiture or other termination of awards. In addition, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Common Stock, which may be issued pursuant to the Omnibus Plan to prevent dilution from stock splits, stock dividends or similar transactions.
(2)The Company is filing this Registration Statement on Form S-8 to register an aggregate of 175,000 shares of its Common Stock, which may be issued pursuant to the Huron Consulting Group Inc. Stock Ownership Participation Plan, (the “SOPP Plan”), consisting of (i) 150,000 shares of Common Stock reserved for issuance pursuant to the terms of the SOPP Plan and (ii) 25,000 shares of Common Stock that may become available for issuance pursuant to the share counting and share recycling provisions of the SOPP Plan, including upon the expiration, cancellation, forfeiture or other termination of awards. In addition, in accordance with Rule 416(a)

under the Securities Act, this Registration Statement shall be deemed to cover any additional shares of Common Stock, which may be issued pursuant to the SOPP Plan to prevent dilution from stock splits, stock dividends or similar transactions.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and based on the average of the high and low prices of shares of Common Stock of the registrant as reported on the Nasdaq Global Select Market on June 4, 2025.